EXHIBIT 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between JOHN F. MENEOUGH, an individual (“Meneough”) and PALM COAST DATA LLC, a Delaware limited liability company (“Company”), on the date(s) indicated on the signature page hereto.  This Agreement is made under the following circumstances and understandings of the parties:

WHEREAS, Meneough has been employed by Company on an “at will” basis through the date hereof; and

WHEREAS, the parties desire to provide for Meneough’s continued employment by Company on an “at will” basis through April 30, 2012.  On April 30, 2012, Meneough’s employment will automatically terminate without any further action on the part of either Meneough or Company required; and

WHEREAS, Meneough additionally agrees to waive any claims against Company and its affiliates and further agrees to various post-employment restrictions,

NOW THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, the receipt, adequacy and legal sufficiency of which is hereby acknowledged, and intending to be legally bound, Company and Meneough agree as follows:

1.           Employment; Duties.

a.           Meneough has, effective August 1, 2011, resigned as chief executive officer of the Company and the Company has accepted such resignation.

b.           Company shall continue to employ Meneough as an employee-at-will and Meneough hereby accepts such employment, subject to the terms and conditions of this Agreement.

c.           Hereafter, Meneough shall provide executive level advisory services regarding Company’s business to its senior level personnel, assist such personnel in their strategic efforts to expand Company’s business, assist Company in achieving the orderly succession of Company’s new chief executive officer, and perform such other similar duties as the new chief executive officer may reasonably request.  Meneough shall perform his duties under this Agreement diligently and in good faith using his best professional judgment, but is not required to meet any minimum hourly obligations and shall have the right to engage in other pursuits, business or otherwise, that do not substantially interfere with his obligations hereunder.

d.           Meneough’s place of employment with Company shall be as agreed-upon by Meneough and the Company on a case-by-case basis.  Except as Meneough and Company may otherwise agree, his duties shall not require travel away from Palm Coast, Florida and if reasonable may be accomplished via electronic means.  To the extent Meneough is required and agrees to travel, any such travel shall be reimbursed in accordance with Company’s standard policies.

2.           Compensation and Benefits.

a.           Salary.  The salary payable hereunder by Company to Meneough during the Term (as defined below) shall be at an annual rate of $346,600 until September 10, 2011 and at an annual rate of $270,000 from September 10, 2011 through the end of the Term plus a final payment of $20,000 payable upon receipt of the release referred to in the last sentence of Section 4 of this Agreement.  All payments of salary will be made in installments, appropriately prorated, in accordance with Company’s customary payroll practices and shall be subject to withholding, FICA and other required or customary payroll charges.  Such salary shall be paid as compensation for the services rendered to Company under this Agreement and in partial consideration of the release and restrictive covenants contained herein.

b.           Benefits.  During the Term of this Agreement, Company shall continue to provide Meneough with the benefits to which he is entitled as of the date hereof, including but not limited to, health, dental and vision insurance, and Company’s 401(k) plan and matching contributions, if any.

c.           Vacations.  Meneough shall not be entitled to any payment for unused vacation days.

d.           Severance.  If prior to April 30, 2012, Meneough’s employment is terminated by him for any reason other than breach of this Agreement by Company or by Company other than for “Cause” (as defined below), Company shall continue to pay his salary until such date; provided that if, prior to any such termination by Meneough, Company had provided Meneough notice of breach pursuant to Section 3(b)(i) of this Agreement which had not been cured, then Meneough shall not be entitled to such additional payment.  If Meneough’s employment is terminated by Company for “Cause” (as defined below) Meneough shall not be entitled to any severance.  If Meneough's employment is terminated by Meneough for Company's material breach of this Agreement, after Meneough provides notice of such breach and such breach is not cured in all material respects within fifteen (15) days, then Company's obligations under Sections 2.a. and 2.b. hereof shall continue unabated through the remainder of the Term.  The payments provided for herein shall be in lieu of any other payments pursuant to any severance policy or otherwise.

3.           Term; Termination.

a.           Term.  Unless sooner terminated as hereinafter provided, Meneough’s employment by Company shall terminate on April 30, 2012 (the period from the date hereof to said date being the “Term”).

b.           Termination by Company.  Company may terminate Meneough’s employment at any time either with or without Cause.  “Cause” shall exist if Meneough: (i) materially breaches this Agreement, which breach either cannot be reasonably cured or which Meneough fails to cure within fifteen (15) business days of receiving written notice thereof ; (ii) violates any international, federal or state law to the material detriment of Company; or (iii) engages in conduct that causes financial or reputational harm to Company.

c.           Death or Disability.  If during the Term Meneough shall die or become disabled so as to be unable to provide his services hereunder, Company’s obligations under Sections 2.a. and 2.b. hereof shall nevertheless continue unabated through the remainder of the Term.

d.           Effect of Termination Under Certain Circumstances.  If Company terminates Meneough’s employment for Cause, upon such termination all further obligations of Company under Sections 2.a. and 2.b. shall forthwith cease, other than to pay salary and other amounts accrued through the date of termination.

4.           Release; Waiver.  In consideration of the benefits provided to him in this Agreement, Meneough hereby: (a) releases and agrees not to sue Company and/or any of the Releasees (hereinafter defined) with respect to any and all Claims (hereinafter defined), and waives all Claims against Company or any of the Releasees, whether such Claims were known or unknown, which have arisen or could have arisen in any manner as of the date he executes this Agreement; (b) represents that he has not filed any Claim against Company or any of the Releasees; and (c) agrees that he will not hereafter file any Claim against Company or any of the Releasees or seek any compensation for any Claim other than the consideration described in this Agreement, and that if any court assumes jurisdiction over any Claim against Company or any of the Releasees on behalf of or otherwise for his benefit, Meneough will direct that court to withdraw from or dismiss with prejudice the Claim.  Nothing in this Section 4 is intended to preclude Meneough from pursuing claims for alleged breaches by Company of this Agreement.  Further, nothing in this Agreement shall interfere with Meneough’s right to file a charge, cooperate or participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, a state civil or human rights agency or commission and/or or other federal or state regulatory or law enforcement agency.  However, the consideration provided to the Meneough in this Agreement shall be the sole relief provided to Meneough for the claims that are released by Meneough herein, and Meneough will not be entitled to recover and agrees to waive any monetary benefits or recovery against Company in connection with any such claim, charge or proceeding without regard to who has brought such Complaint or Charge.  Prior to, and as a condition of, receiving the final payment referenced in Section 2(a), but after the conclusion of the Term, Meneough shall execute a Release substantially similar in form to this Section 4.

a. Releasees.  As used in this Agreement, the term “Releasees” means Palm Coast Data LLC, AMREP Corporation and Kable Media Services, Inc. and their subsidiaries, and any related or affiliated person/firm/entity, and any one or more of the predecessors, successors, assigns, legal representatives, and current or former directors, stockholders, members, managers, partners, trustees, officers, contractors and agents of any of the aforementioned entities and/or any related or affiliated person/firm/entity.

b. Claim.  As used in this Agreement, the term “Claim” means any and all claims made, to be made, or which might have been made of whatever nature from the beginning of time to present, including, but not limited to, those that arose as a consequence of Meneough’s employment with Company, the termination of said employment, any conduct, practice, policy, omission or agreement of Company or any of the Releasees, or arising out of any acts committed or omitted during or after the existence of the employment relationship, all up through and including the Effective Date (as hereinafter defined), including, but not limited to, those which were, could have been or could be the subject of, or the basis for, an administrative or judicial proceeding filed by Meneough or on Meneough’s behalf under federal, state or local law or regulation or executive order, including, but not limited to, actions in common law, in equity, contract or tort, including but not limited to, claims for back pay, front pay, wages, bonuses, fringe benefits, any form of discrimination (including but not limited to race, color, creed, ethnicity, sex, handicap, disability, religion, national origin or age), emotional distress, breach of any oral, written or implied contract, pain and suffering, physical injuries, compensatory or punitive damages, interest, attorney’s fee, severance pay, vacation pay, deferred compensation, commissions, liquidated damages, sick pay, disability pay, and/or any other benefit, or defamation claims.  The word “Claim,” shall not include alleged breaches by Company of this Agreement or any pending workers’ compensation claims.

c. Representations; Warranties.  Meneough acknowledges that as of the date Meneough signed this Agreement, Meneough (a) has not suffered a work-related injury that Meneough has not properly disclosed to Company; (b) has been paid in full all wages due and owing to Meneough for any and all work performed for Company; and (c) has disclosed to Company all material facts within Meneough’s knowledge regarding Meneough’s employment with Company, including, but not limited to, any and all material acts in which Meneough has engaged as an agent of Company, whether acting within the course and scope of that agency and/or Meneough’s employment, and Meneough is not aware of any action/inaction Meneough took/failed to take during Meneough’s employment with Company that could give rise to a claim against Company and/or any other third party.

5.           Restrictions.  Meneough hereby acknowledges that: (a) during his employment he had and through the Term of this Agreement will continue to have access to documents and information regarding Company’s customers, clients, services, methods of operation, sales, pricing and the specialized business needs of Company’s customers and clients, which documents and information are highly confidential, and (b) Company’s relationships with its customers and employees are among Company’s most important assets and business interests.  Because of this and in exchange for the consideration outlined herein, Meneough agrees to abide by the following:

a.           Non-Disclosure.  Prior to May 1, 2014, Meneough (a) shall not disclose Confidential Information (as defined below) to anyone other than Company’s officers or authorized employees, and (b) shall not use such information for any unauthorized purpose without the prior written consent of Company.  Further, if Meneough knows judicial or administrative process may require Meneough to disclose Confidential Information, then Meneough shall promptly notify Company to allow Company as much time as reasonably possible to oppose such process and shall inform such judicial or administrative process of Meneough’s non-disclosure obligations under this Agreement.

b.           Return of Documents and Property. Within fourteen (14) days after termination of his employment, Meneough shall return and surrender to Company originals and all copies (electronic or otherwise) of Confidential Information and, any other property belonging to Company; provided that Meneough shall be permitted to retain (a) his Company-issued notebook computer once all Confidential Information is deleted therefrom and (b) at his sole cost and expense, to retain his Company-issued cell phone and cell phone number indefinitely.  Meneough acknowledges all other such materials are, and will always remain, the exclusive property of Company.

c.           Confidential Information.  For the purposes of this Agreement:  “Confidential Information” means information (whether or not in writing) that is related to Company’s business and is maintained as confidential by Company as of the Effective Date of this Agreement.  Confidential Information includes, without limitation, employee lists, personnel files and other personnel information; pay scales or other pay data; personnel policies and/or procedures; past or present business or Trade Secrets (“Trade Secrets” means any information, including formulas, patterns, compilations, programs, devices, methods, techniques, or processes that Company holds as confidential and is not generally known and not readily ascertainable by proper means); methods or policies; prices or price formulas; processes; procedures; information relating to customers, partners, and other entities; financial information; computer software (including design, programming techniques, flow charts, source code, object code, and related information and documentation); and all other information of any kind or character relating to the development, improvement, manufacture, sale, or delivery of products or services by Company, whether or not reduced to writing.  Confidential Information does not include information that (a) is or becomes generally available to the public other than through disclosure by Meneough, or (b) becomes available to Meneough on a non-confidential basis from a source other than Company or one of its affiliates, provided that the source is not prohibited from disclosing such information to Meneough by any contractual or other obligation with Company.

d.           Non-Disparagement.  Neither Company nor Meneough shall at any time during or after the Term in any way disparage the other party or its (or his) affiliated entities or persons.  Further, neither party will at any time either make or solicit any comments, statements or the like to the media or to third parties that may be considered to be derogatory or detrimental to the good name or business reputation of the other party or any of Company's affiliated entities or of the Company's directors, stockholders, members, managers, employees, partners, trustees, officers, contractors or agents.

e.           Non-Competition; Non-Solicitation; Non-Interference.  Meneough covenants that he will not, directly or indirectly:

i.           at any time before May 1, 2012, anywhere in the United States of America, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, consultant for, associated with, or in any manner connected with, lend Meneough’s name or any similar name to, lend Meneough’s credit to or render services or advice to, any business, corporation, company, limited liability company, partnership, entity or other person engaged in the subscription or membership fulfillment services or other services and products competitive with the activities of Company (collectively, the “Restricted Activities”), including, without limitation, the companies listed in Exhibit A hereto; provided, that Meneough may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended;

ii.           at any time before February 1, 2013, whether for Meneough’s own account or the account of any other person, solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is then currently employed by Company or was so employed within six months prior thereto, or in any manner induce or attempt to induce any employee of Company to terminate their employment with Company;

iii.           at any time before February 1, 2013, whether for Meneough’s own account or the account of any other person, directly or indirectly solicit a customer or client to the detriment of Company, or otherwise interfere with Company’s relationship with any existing customer of Company.

f.           Acknowledgements. Meneough acknowledges and agrees that (i) all restrictions contained herein are necessary, valid and reasonable with respect to time and geographical area, (ii) are necessary to protect the legitimate business interests of Company, (iii) he has no intention of engaging in any Restricted Activities (as defined above) or otherwise competing with Company within the limitations set forth in this Agreement, (iv) he has received valuable and adequate consideration for entering into this Agreement, and (v) the restrictions set forth in this Agreement will not adversely affect his ability to earn a livelihood.

g.           Remedies.  Meneough acknowledges and agrees that any breach of the covenants contained in this Agreement will result in immediate and irreparable injury to Company, the amount of which would be extremely difficult to ascertain.  In the event of a breach of this Agreement by Meneough, then Company shall be entitled to preliminary, temporary and permanent injunctive relief to restrain Meneough from continuing such breach.  If Company seeks and obtains injunctive relief and/or seeks and obtains monetary damages or other relief, Meneough shall pay Company its reasonable legal and attorney’s fees and costs incurred by it in connection with such action.  If Company seeks to obtain injunctive relief and/or seeks to obtain monetary damages or other relief and is unsuccessful in obtaining such injunctive, monetary or other relief, Company shall pay Meneough his reasonable legal and attorney’s fees and costs incurred by Meneough in connection with defending any such action.  Meneough agrees that in addition to any equitable relief Company may obtain in the event of a breach of this Agreement, Company shall be entitled to institute and prosecute proceedings, either in law or in equity, to obtain damages from Meneough for any breach of this Agreement.  If Meneough violates this Section, the term of the Restricted Period will be extended by that number of days which is equal to the aggregate number of days during which, at any time, Meneough committed any such violation.

h.           Disclosure.  Meneough and Company agree that it is important for any prospective employer to be aware of this Agreement, so that disputes concerning this Agreement can be avoided in the future.  Therefore, the Meneough agrees that Company may forward a copy of this Section 5 (and any related Exhibit to this Agreement) to any future prospective or actual employer of Meneough, and Meneough releases Company from any claimed liability or damage caused to Meneough by virtue of Company’s act in making that prospective or actual employer aware of this Section 5 (and any related Exhibit to this Agreement).

6.           Execution.  Meneough acknowledges and agrees Meneough was given this Agreement on August 11, 2011 and that Meneough has had at least twenty-one (21) calendar days to review this Agreement.  The parties agree this Agreement shall not be effective until the expiration of seven (7) calendar days after it is executed by Meneough if Meneough has not revoked Meneough’s acceptance hereof, and during that seven (7) day period Meneough may revoke Meneough’s acceptance of this Agreement.  If Meneough chooses to revoke Meneough’s acceptance of this Agreement, Meneough must notify General Counsel, AMREP Corporation, 300 Alexander Park, Suite 204, Princeton, NJ 08540, in writing, marked “Personal and Confidential,” delivered no later than seven (7) calendar days after Meneough signs this Agreement.  Meneough acknowledges and agrees that, if not revoked, this Agreement shall become final and binding upon expiration of said seven (7) calendar day period and the “Effective Date” of this Agreement shall be the first day following said seven (7) day period (for example, if Meneough executed this Agreement on August 11, 2011, and did not revoke Meneough’s acceptance, the Effective Date would be August 18, 2011).  If Meneough does not return this signed Agreement within the above-referenced twenty-one (21) calendar day period, Company will consider Meneough’s non-action a refusal to agree to the terms of this Agreement and, therefore, that this Agreement is of no effect.

7.           Knowing and Voluntary.  By execution of this Agreement, Meneough expressly waives any and all right to claims under the Age Discrimination in Employment Act of 1967 (ADEA), as amended by the Older Workers Benefit Protection Act, and: (i) Meneough acknowledges that Meneough’s waiver of rights or claims arising under the ADEA is in writing and is understood by Meneough; (ii) Meneough understands that, by execution of this Agreement, Meneough does not waive any rights or claims that may arise after the date Meneough executed this waiver; (iii) Meneough acknowledges that the waiver of Meneough’s rights on claims under the ADEA is in exchange for the consideration outlined above, which is in excess of any severance or other benefits which Meneough may be entitled to receive under the policies of Company in connection with the termination of Meneough’s employment with Company; (iv) Meneough acknowledges and agrees that he has been given 21 days to consider this Agreement (though he need not use all of this time if he desires not to do so) and that he has been advised, by this Section, to consult with an attorney and any economic advisors of Meneough’s choice (at Meneough’s own expense) prior to signing this Agreement and, to the extent desired, Meneough has done so; and (v) Meneough acknowledges that he has voluntarily entered into this waiver and Agreement of his own free will based only upon the terms and conditions set out herein.

8.           Waiver of Other Compensation.  Except as set forth in this Agreement, Meneough waives any compensation, benefits or rights that may have accrued in his capacity as an employee, contractually or otherwise, including, without limit, any right to any salary, fees or benefits or to participate in any compensation plans, severance programs, benefits or arrangements of Company.

9.           Release by Company.  In consideration of the covenants and obligations of Meneough herein, including the release provided in Paragraph 4 above, Company hereby releases and agrees not to sue Meneough with respect to any and all Claims and waives all Claims against Meneough, to the extent such Claims were known or could have been known by Company and its Releasees, which have arisen or could have arisen in any manner as of the date hereof; provided that the foregoing shall not release any claim arising from fraud or criminal misconduct.

10.           Severability and Reformation.  The covenants, provisions and sections of this Agreement will be severable and, in the event that any portion of this Agreement is held to be unlawful or unenforceable, the same will not affect any other portion of this Agreement, and the remaining terms and conditions or portions thereof will remain in full force and effect.  This Agreement will be construed in such case as if such unlawful or unenforceable portion had never been contained in this Agreement.  Moreover, covenants will be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Meneough.

11.           Miscellaneous.

a.           Meneough may not assign his duties hereunder to any other person.  Meneough agrees that, provided Company has made the payments pursuant to Section 2(a) hereof, the provisions of Section 5 of this Agreement will survive the termination of this Agreement.  Company may assign its rights under this Agreement to any other entity in its sole discretion.

b.           This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute together one and the same Agreement.  Facsimile copies and photocopies of signatures may be accepted as originals.

c.           No alterations, amendments, changes or additions to this Agreement will be binding upon either Company or Meneough unless reduced to writing and signed by the parties hereto.  The failure of Company to object to any conduct or violation of any of the covenants made by Meneough under this Agreement will not be deemed a waiver by Company of any rights or remedies Company may have under this Agreement.

d.           Meneough is fully aware of his right to discuss any and all aspects of this Agreement with an attorney other than Company’s counsel and Meneough further acknowledges that he has carefully read and fully understands all of the provisions of this Agreement and that Meneough, in consideration for the compensation set forth herein, is voluntarily entering into this Agreement.

e.           Meneough represents and acknowledges that in executing this Agreement, Meneough does not rely and has not relied upon any representation or statement made by Company or its counsel with regard to the subject matter, basis or effect of this Agreement, other than those contained in this Agreement.

f.           This Agreement constitutes the entire understanding between Meneough and Company and, supersedes all prior oral or written communications, proposals, representations, warranties, covenants, understandings or agreements between Meneough and Company relating to the subject matter of this Agreement.

g.           This Agreement shall be governed by and construed in accordance with the laws of the state of Florida.  Any action to enforce this Agreement shall be brought in state court in Flagler County or in the federal courts for the Middle District of Florida and the parties hereby consent to the jurisdiction of such courts.  This Agreement constitutes the entire Agreement between the parties and supersedes all prior understandings, whether oral or written.

h.           In connection with any litigation arising out of the enforcement or interpretation of this Agreement, the prevailing party hereto shall be entitled to recover from the other all costs, expenses, and fees incurred by such prevailing party hereto, including, but not limited to, reasonable attorneys’ costs, expenses, and fees, whether at trial, on appeal, or in bankruptcy.

[SIGNATURE PAGE FOLLOWS]

MENEOUGH HEREBY ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, CONSISTING OF ELEVEN (11) PAGES (INCLUDING THIS SIGNATURE PAGE AND EXHIBIT A), AND ELEVEN (11) SECTIONS, FULLY UNDERSTANDS AND ACCEPTS ALL THE TERMS, AND UNDERSTANDS THAT THIS IS A VOLUNTARY AND COMPLETE RELEASE AND BAR TO ANY CLAIM OR ACTION OF ANY KIND BASED ON ANY ALLEGED DAMAGE CAUSED BY OR RESULTING FROM OR OCCURRING IN THE COURSE OF HIS EMPLOYMENT BY COMPANY AND/OR THE TERMINATION OF THAT EMPLOYMENT.

IN WITNESS WHEREOF, this Agreement has been executed by the parties on the date(s) indicated.

   /s/  John F. Meneough
John F. Meneough

Dated: August 16, 2011

PALM COAST DATA LLC

By:      Bryan R. Carr
Title:     SVP - CFO
Dated: August 11, 2011

EXHIBIT A

LIST OF COMPANIES

CDS Global / Hearst
Time Customer Service / Time, Inc
Strategic Fulfillment Group
ESP Computer Services
ICN – International Computer Network
Publishers Service Associates
PMG Data Services
Publisher’s Creative Services
Starrcorp.com
Fulco, Inc
ARGI
Pro Circ
CSI – Circulation Specialist Inc.
Mast and Company
PCD Clients as of August 1, 2011